Exhibit 99.1

Destra Multi Alternative Fund Announces Changes to its Structure

Bozeman, MT October 6, 2023 – Destra Multi-Alternative Fund (DMA) (the “Fund”) announced today that the Fund’s Board of Trustees (the “Board”) has approved a change in the structure of the Fund and effective immediately, the Fund’s term will change from perpetual to one that expires pursuant to its Amended and Restated Agreement and Declaration of Trust (“Declaration of Trust”).

The Declaration of Trust provides that the Fund, unless certain targets are met, will dissolve at the close of business on March 31, 2027 (concurrent with the end of its 2026-27 fiscal year).

The Fund’s term may be extended for additional three-year terms beyond March 31, 2027, if certain performance or trading targets are met. If such targets are not met, a majority of the Board may approve one (1) extension of up to twelve months, at its sole discretion, if they believe it is in the best interest of shareholders.

For more details on the parameters of the term and the new structure described above, including a description of the conditions under which the term may be extended, please see the Declaration of Trust filed with the Securities and Exchange Commission on October 6, 2023.

For more information regarding the Fund, visit the Fund webpage below:

http://www.destracapital.com/strategies/closed-end-funds/destra-multi-alternative-fund

About Destra Multi Alternative Fund:

Destra Multi-Alternative Fund (NYSE: DMA) is a core alternative solution that seeks to achieve long-term performance non-correlated to the broad stock and bond markets.

Destra Capital Advisors LLC, based in Bozeman, MT, serves as Investment Adviser and Secondary Market Servicing agent to the Fund. Validus Growth Investors serves as the Investment Sub-Adviser to the Fund.

Shares of the Fund can be purchased on the New York Stock Exchange through any securities broker.

Please contact Destra Capital Advisors LLC, the Fund’s secondary market servicing agent, at DMA@destracapital.com or call (877) 855-3434 if you have any questions regarding the Fund.

NOT FDIC INSURED	NO BANK GUARANTEE	MAY LOSE VALUE